Exhibit (a)(1)(v)
Notice of Withdrawal of Tender
Regarding Units in LGAM Private Credit LLC
Tendered Pursuant to the Offer to Purchase
Dated September 3, 2025

The Offer and withdrawal rights will expire at 12:01 a.m., Eastern Time, on October 1, 2025 and this Notice of Withdrawal must be received by the Company as set forth below by 12:01 a.m.,
Eastern Time, on October 1, 2025, unless the Offer is extended.
Complete this Notice of Withdrawal and follow the transmittal instructions included herein

PLEASE SEND COMPLETED FORMS TO LGAM PRIVATE CREDIT LLC (THE “COMPANY”). PLEASE DO NOT SEND THE COMPLETED FORMS TO THE COMPANY’S TRANSFER AGENT. If the forms are sent to the Company’s transfer agent, your withdrawal may not be processed in a timely manner.

Please submit the form by email to the Company at MSIM_IS@seic.com

You are responsible for confirming that this Notice is received timely by the Company. If you fail to confirm receipt of this Notice, there can be no assurance that your withdrawal will be honored by the Company.

Ladies and Gentlemen:

Please withdraw the tender previously submitted by the undersigned in a Letter of Transmittal.

The undersigned represents that the undersigned is the beneficial owner of the units in the Company to which this withdrawal request relates, or that the person signing this request is an authorized representative of the withdrawing unitholder.

In the case of joint accounts, each joint holder must sign this withdrawal request. Requests on behalf of a foundation, partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date